EXHIBIT 12.2


                  TOWN & COUNTRY CORPORATION AND SUBSIDIARIES

         HISTORICAL AND PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES AND
              EXCHANGEABLE PREFERRED STOCK DIVIDENDS AND ACCRETION

                                                                                            Pro Forma Ratio of Earning
                                                                                                 to Fixed Charges
                                                                                                  (in thousands)

                                                                                                 Fiscal Year Ended
                                                                                                 February 27, 1994
                                                                                                     (Unaudited)
                                                                                        ----------------      ------------------
                                                                                                              Pro Forma
                                      Fiscal Year Ended     Fiscal Quarter Ended        Pro Forma             for the
                                      February 27, 1994         May 29, 1994            for the               Little Switzerland
                                         (Unaudited)            (Unaudited)             Recapitalization      Exchange
                                      -----------------     --------------------        ----------------      ------------------
                                          HISTORICAL              HISTORICAL
                                      -----------------     --------------------
Fixed charges:
 Interest expense (including
   amortization of debt discount
   and expense) ....................  $        12,540          $         2,656            $        12,540       $        12,540
 Interest element of rental
   expense .........................              397                       96                        397                   397
                                      ---------------          ---------------            ---------------       ---------------
 Total fixed charges ...............  $        12,937          $         2,752            $        12,937       $        12,937
                                      ---------------          ---------------            ---------------       ---------------
 Accretion of discount and
   dividends on preferred
   stock ...........................            1,454                      467                      1,864                  --
                                      ---------------          ---------------            ---------------       ---------------
Total fixed charges and
   preferred stock accretion .......  $        14,391          $         3,219            $        14,801       $        12,937
                                      ---------------          ---------------           ----------------       ---------------
 Earnings:
 Net income (loss)..................  $         1,684          $        (2,945)           $         2,779       $         3,537
 Equity in net income of Little
   Switzerland(1) ..................           (1,106)                    (353)                    (1,106)                 --
 Provision for income taxes ........            1,010                      419                      1,010                 1,010
 Fixed charges .....................           14,391                    3,219                     14,801                12,937
                                      ---------------          ---------------            ---------------       ---------------
 Total .............................  $        15,979          $           340            $        17,484       $        17,484
                                      ===============          ===============            ===============       ===============
 Ratio of earnings to fixed
   charges(2) ......................            1.11                   --                            1.18                  1.35

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(1) Reflects equity in net income of Little Switzerland, Inc. subsequent to the sale by the Company of 68% of its ownership interest. (See Note 1 of Notes to Consolidated Financial Statements.)

(2) Calculated by dividing total pro forma earnings by total fixed charges and preferred stock dividends for the period. For the years-ended February 29, 1992, and February 28, 1993, the Company's earnings before fixed charges and preferred stock dividends were insufficient to cover fixed charges by approximately $18.0 million and $48.3 million, respectively. For the quarter ended May 29, 1994, the Company's earnings before fixed charges and preferred stock dividends were insufficient to cover fixed charges by approximately $2.9 million, respectively.